To : **Jean-Rémi Lanteigne & Polytechnique Montreal**
2900, boul. Edouard-Montpetit, Université de Montreal Campus
2500, Chemin de Polytechnique, Montréal, Quebec
Canada H3T 1J4

From: **Elio Sorella**
CEO and Chairman of the Board of Directors
Ecolomondo Corporation Inc.
3435 Pitfield Blvd., Montreal, Quebec
Canada H4S 1H7

Ecolomondo Corporation Inc. wants to submit and file a registration statement and prospectus with the United States Securities and Exchange Commission ("SEC"), and then distribute them to prospective investors.

We intend to refer to some of your comments and conclusions, and to state the following extract from the Doctorate Research Proposal in chemical engineering by Jean-Remi Lanteigne (Étude d'un procede de pyrolyse du "fluff" de voiture en tambour rotatif en mode cuvee", June 17, 2010), at page 1:

> '***It is important to mention that Ecolomondo***[tm] ***owns one of the rare pyrolysis technologies in the world which has demonstrated it can operate successfully at an industrial scale.***' (translation)

Please indicate your agreement to the above by signing and returning a copy of this letter to me at Ecolomondo Corporation, Inc. 3435 Pitfield Blvd., Montreal, Qc Canada H4S 1H7

I also want to express my appreciation of the collaboration between our two organizations.

Thank you,

Elio Sorella

Agreed to and consented to: Jean-Rémi Lanteigne
Signature: ____________